Exhibit 10.3
AMENDED AND RESTATED CONSULTING AGREEMENT
THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”), made this 19th day of April 2024 is entered into by Neurogene Inc., a Nevada corporation (the “Company”) with offices at 535 West 24th Street, 5th Floor, New York, NY, 10011 and Stuart Cobb Consulting Ltd, a limited company registered at Office 8, Hardengreen Park, Eskbank, Midlothian, Scotland EH22 3NX (the “Consultant”). This Agreement amends and restates in its entirety the consulting agreement entered into by the Consultant and the Company as of December 12, 2018, as amended.
INTRODUCTION
The Consultant is currently engaged by the Company to provide services, including causing Stuart Cobb (“Cobb”) to provide services, to the Company, the Company desires to have the Consultant’s engagement continue in such capacity, and the Consultant desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Definitions:
1.1For purposes of the Agreement, the following terms are defined as follows:
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means a good faith determination by the Board that the Consultation Period (as defined below) be terminated, other than due to illness, injury, incapacity or Disability, for any one of the following: (i) the Consultant’s or Cobb’s indictment or conviction, or the Consultant’s or Cobb’s entry of a pleading of guilty or no contest, with respect to a felony or another crime involving fraud, dishonesty or moral turpitude, (ii) the Consultant’s or Cobb’s material misconduct or gross negligence in the performance of the Services (as defined below) to the Company (or any of its affiliates), (iii) the Consultant’s material failure or refusal, or Cobb’s material failure or refusal in performing duties on behalf of the Consultant, to (A) follow policies or the lawful directives established by the Chief Executive Officer or the Board or (B) perform the Consultant’s duties or obligations hereunder, (iv) any act of fraud, embezzlement, theft or dishonesty by the Consultant in the course of the Consultation Period, (v) the Consultant’s material breach, or Cobb’s material breach in performing duties on behalf of the Consultant, of this Agreement, the Company’s policies applicable to the Consultant or any other agreement with the Company (or any of its affiliates), or (vi) the Consultant’s or Cobb’s failure to comply in any material respect with applicable laws with respect to the operation of the business of the Company (or any of its affiliates). Notwithstanding the foregoing, in the case of any conduct described in clauses (iii), (v) or (vi) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then the termination of the Consultation Period shall be for “Cause” only if the Consultant fails to cure such conduct to the Company’s reasonable satisfaction within thirty (30) days after receiving written notice from the Company describing such conduct in reasonable detail.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, the termination of the Consultation Period as a result of Cobb’s death or Disability will not be deemed to be a Covered Termination.
(e)“Disability” means a termination of the Consultation Period due to the Consultant’s inability to perform the Services for at least 180 consecutive days as a result of Cobb’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company.

(f)“Good Reason” means any one of the following taken without the Consultant’s prior written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement; (ii) a material diminution in the Consultant’s responsibilities, including a change in the Consultant’s reporting responsibilities so that the Consultant no longer reports directly to the Chief Executive Officer of the Company; (iii) a material reduction in the Consultant’s consulting fee as in effect immediately prior to such reduction; or (iv) the Company requiring the Consultant to be located at any location more than 50 miles from the Consultant’s principal place of business, located at Office 8, Hardengreen Park, Eskbank, Midlothian, Scotland EH22 3NX. Notwithstanding the foregoing, the Consultant’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Consultant provides written notice thereof to the Company within thirty (30) days after the Consultant’s knowledge of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (C) the effective date of the Consultant’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.
(g)“Involuntary Termination Without Cause” means the termination of the Consultation Period other than for Cause or by reason of Cobb’s death or Disability.
(h)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.
(i)“Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
2.Services. The Consultant agrees to continue to perform, and to cause Cobb to perform, such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Exhibit A to this Agreement (the “Services”). During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, and shall cause Cobb to not, engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and it shall not, and shall cause Cobb to not, assist any other person or organization that competes, or intends to compete, with the Company.
3.Term. The term of this Agreement shall be two (2) years from the date of the last signature provided on this Agreement, which may be extended upon mutual written agreement between the parties, unless earlier terminated in accordance with the provisions of Section 5 (the term of effectiveness of this Agreement being referred to herein as the “Consultation Period”). To the extent there are ongoing Services at the time of expiration of this Agreement, this Agreement will remain in effect only with respect to, and until completion, of those Services.
4.Compensation.
1.1Consulting Fees.
The Company shall pay to the Consultant consulting fees of $36,667,67 per month, payable in arrears following each month in which the Services were provided by the Consultant under this Agreement within 7 days following presentation of invoice. Payment for any partial month shall be prorated. These fees will be reviewed, upon completion of 12 months duration, solely for the purposes of evaluating inflationary impacts.
1.2Success Fee. For each calendar year ending during the Consultation Period and beginning with the calendar year ending December 31, 2024, the Consultant shall be eligible to receive an additional fee (the “Success Fee”) targeted at 40% of the Consultant’s annualized consulting fee (or such other higher target level as determined in the sole discretion of the Board or a committee of the Board) (the “Target Success Fee”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of the Success Fee (if any) will be determined in the discretion of the Board or a committee of the Board and will be (a) subject to achievement of any applicable objectives and/or conditions determined by the Board or a committee of the Board and (b) subject to the Consultant’s continued active engagement with the Company through the date the Success Fee is paid.
1.3Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Consultant’s Services under this Agreement with the prior written approval of the Company. The Consultant shall submit to the Company itemized statements on a bi-weekly basis, in a form satisfactory to the Company, of such expenses incurred in the previous two-week period. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.
1.4Benefits. Neither the Consultant nor Cobb shall be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, that the Company provides exclusively to employees of the Company.
5.Termination.
1.1Termination by the Company for Cause. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform the Consultant’s obligations, including any failure to cause Cobb to perform the Consultant’s obligations on its behalf, under this Agreement, terminate the Consultation Period for Cause at any time without prior written notice to the Consultant. In the event of such termination, the Consultant shall be entitled to payment of any unpaid consulting fees earned hereunder, prorated for any partial month, and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.
1.2Termination by the Company without Cause. The Company may terminate the Consultation Period without Cause for any reason, effective 30 days following written notice to the Consultant. Upon such an Involuntary Termination Without Cause, the Consultant may become eligible to receive the payments described in Section 9 of this Agreement.
1.3Termination by Consultant without Good Reason. The Consultant may terminate the Agreement without Good Reason subject to providing 30 days written notice to the Company. In the event of such termination, the Consultant shall be entitled to payment of any unpaid consulting fees earned hereunder, prorated for any partial month, and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.
1.4Termination by Consultant for Good Reason. The Consultant may terminate the Consultation Period for Good Reason. Upon such a termination of the Consultation Period, the Consultant may become eligible to receive the payments described in Section 9 of this Agreement.
1.5Termination Upon Death or Disability. The Consultation Period will terminate upon Cobb’s death or Disability. Upon such termination, the Consultant or its beneficiaries, as applicable, shall be entitled to payment of any unpaid consulting fees earned hereunder, prorated for any partial month, and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant or its beneficiaries, as applicable, of every description against the Company.
6.Cooperation. The Consultant shall use its best efforts, and shall cause Cobb to use his best efforts on its behalf, in the performance of the Consultant’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall, and shall cause Cobb to, (a) cooperate with the Company’s personnel, (b) not interfere with the conduct of the Company’s business and (c) observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
7.Inventions and Proprietary Information.

1.1Inventions.
(a)All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant or Cobb, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall, and shall cause Cobb to, execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.
(b)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall always be available to and remain the sole property of the Company.
(c)For the sake of clarity, programs that fall outside of the scope of this Agreement include the ongoing work in Cobb’s laboratory at the University of Edinburgh. A list of the programs has been included in Exhibit B. Any intellectual property developed as part of the Trans-splicing sponsored research agreement is subject to the rights and terms described within the sponsored agreements without subordination to the terms of this contract.
1.2Proprietary Information.
(a)The Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company it and Cobb will have access to and contact with Proprietary Information. The Consultant agrees that it will not, will cause Cobb to not, during the Consultation Period or at any time thereafter, disclose to others, or use for its or his benefit or the benefit of others, any Proprietary Information or Invention.
(b)For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant or Cobb in the course of the Consultant’s service as a consultant to the Company.
(c)The Consultant’s obligations under this Section 7.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an officer of the Company or (iv) is required to be disclosed by applicable law, regulation, recognized subpoena power, any governmental authority or agency, or any other legal process (provided that, to the extent permitted by applicable law, regulation, recognized subpoena power, any governmental authority or agency, or any other legal process, the Consultant provides the Company with prior notice of the contemplated disclosure and cooperates with the

Company in seeking a protective order or other appropriate protection of such information). Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and the Consultant hereby acknowledges that the Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(d)Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall, and shall cause Cobb to, promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.
(e)The Consultant represents that its retention as a consultant with the Company and the Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates it or Cobb to keep in confidence any trade secrets or confidential or proprietary information of the Consultant, Cobb or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of its or his agreements or obligations to any other party. The Consultant shall not, and shall cause Cobb not to, disclose to the Company any trade secrets or confidential or proprietary information of any other party.
(f)The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to it and to take all actions necessary, and to cause Cobb to take all actions necessary, to discharge the obligations of the Company under such agreements.
1.3Remedies. The Consultant acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
1.4Portfolio Reference. Upon termination of this Agreement, the Consultant may disclose to prospective third party contractors or employers the fact that Consultant performed certain Services for the Company, subject to the receipt of prior written permission from the Company with respect to such disclosure and the scope thereof.
8.Non-Solicitation. During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, and shall cause Cobb to not, either alone or in association with others, (a) solicit, or permit any organization directly or indirectly controlled by the Consultant or Cobb to solicit, any employee of the Company to leave the employ of the Company, or (b) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant or Cobb to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Consultant’s engagement with the Company; provided, that this clause (b) shall not apply to any individual whose employment with the Company has been terminated for a period of six (6) months or longer.
9.Payments upon Covered Terminations.
1.1Upon termination of the Consultation Period, the Consultant shall receive any accrued but unpaid consulting fee and other accrued and unpaid remuneration. If the termination is due to a Covered

Termination, provided that the Consultant (A) delivers an effective general release of all claims against the Company and its affiliates in a form attached hereto as Exhibit C (with such modifications as determined by the Company due to changes in law or market practice after the date of this Agreement, a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination and (B) continues to comply with Sections 7 and 8 of this Agreement, the Consultant shall be entitled to receive the following payments:
(a)An amount equal to twelve (12) months of the consulting fee at the rate in effect (or required to be in effect before any diminution that is the basis of the termination of the Consultation Period for Good Reason) at the time of termination of the Consultation Period, payable in a lump sum payment, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.
(b)Any unpaid Success Fee amount that was earned by Consultant with respect to the calendar year ended prior to the termination of the Consultation Period, as determined by the Board, and payable substantially at the same time as annual bonuses are paid to then-current members of the Company’s leadership team (but in any event no later than June 30 of the applicable year).
(c)Payment of a pro-rata portion of the Success Fee (the “Pro-Rata Success Fee”) that would have been earned by the Consultant for the year in which the Covered Termination occurs based on the number of days between and including the first day of the fiscal year of the Company in which the Covered Termination occurs and the date of the Covered Termination, payable on the date when such bonuses are otherwise paid to then-current members of the Company’s leadership team and in all events by no later than June 30 of the calendar year following the year in which such termination occurs.
(d)Notwithstanding anything to the contrary herein or in any applicable award agreement or the Company’s 2018 Equity Incentive Plan or the Neurogene Inc. 2023 Equity Incentive Plan, which is an equity plan of the Company’s parent corporation, Neurogene Inc., a Delaware corporation (the “2023 Plan”), if the Covered Termination occurs during the period commencing three (3) months prior and ending twelve (12) months following the date of a Change in Control (as defined in the 2023 Plan): (i) the Pro-Rata Success Fee described in Section 9.1(c) shall be based on the Target Success Fee and payable at the same time as the lump sum payment described in Section 9.1(a), and (ii) all of the Consultant’s then-outstanding and unvested equity or equity-based awards shall become vested in full upon such Covered Termination (with any performance-based vesting criteria deemed achieved based on actual performance through the date of the Covered Termination).
1.2280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment, benefit or distribution the Consultant would receive pursuant to this Agreement or otherwise from the Company or any of its affiliates (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Consultant on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. Unless the Company in its sole discretion elects to engage a different firm for the purposes of performing a 280G analysis, the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the Consultant within fifteen (15) calendar days after the date on which the Consultant’s right to a Payment is triggered (if requested at that time by the Company or the Consultant) or such other time as requested by the Company or the Consultant. Any reasonable determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Consultant. Any reduction in payments and/or benefits pursuant to this Section 9.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; and (3) cancellation of accelerated vesting of stock options.

Nothing in this Section 9.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, the Consultant’s excise tax liabilities under Section 4999 of the Code.
1.3Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Consultant on account of non-compliance with Section 409A.
(b)If Cobb is deemed at the time of the Consultant’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which the Consultant is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject the Consultant to a tax obligation under Section 409A, such portion of the Consultant’s benefits shall not be provided to the Consultant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Consultant’s Separation from Service or (ii) the date of Cobb’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9.3(b) shall be paid in a lump sum to the Consultant, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(c)Any reimbursements payable to the Consultant pursuant to the Agreement shall be paid to the Consultant no later than thirty (30) days after the Consultant provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to the Consultant promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) the Consultant’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Consultant’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
1.4Mitigation. The Consultant shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking another engagement, employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Consultant as a result of engagement by another company or employment.
10.Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, neither the Consultant nor Cobb is bound by the terms of any agreement with any current or prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

11.Independent Contractor Status. The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company and, as an independent contractor, the Consultant will be solely responsible for complying with all applicable laws, rules and regulations concerning income, employment and other tax withholding, social security contributions, pension fund contributions, unemployment contributions and similar matters on behalf of the Consultant and Cobb, and the Company shall not be required to withhold income, employment or other taxes from payments to the Consultant. Neither the Consultant nor Cobb are authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
12.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.
13.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
14.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, but not limited to, the consulting agreement entered into by the Consultant and the Company as of December 12, 2018, as amended.
15.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
16.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.
17.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant shall not be assigned by it.
18.Interpretation. If any restriction set forth in Section 2 or Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
19.Miscellaneous.
1.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
1.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
1.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

1.4This Agreement may be executed in multiple counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be taken together as one and the same instrument.
1.5The Consultant, and Cobb on the Consultant’s behalf, may be provided from time to time with access to the Company’s IT enterprise systems, accounts and equipment. The Consultant agrees, and agrees to cause Cobb, to use these in accordance with existing and/or any future Company policies and practices. The Consultant further agrees that it shall not, and shall cause Cobb to not, provide access to these systems, accounts and equipment to anyone else, either employee or third party.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
NEUROGENE INC.
By:    /s/ Christine Mikail     April 19, 2024
Name:    Christine Mikail
Title:    President, Chief Financial Officer
STUART COBB CONSULTING LTD
/s/ Stuart Cobb     April 19, 2024
Stuart Cobb